Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Willdan Group, Inc. of our report dated March 16, 2021 relating to the consolidated financial statements and effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Willdan Group, Inc. for the year ended January 1, 2021 and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

Sherman Oaks, California

March 19, 2021